Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

May 17, 2022
Biogen Inc. 225 Binney Street Cambridge, Massachusetts 02142

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Biogen Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) on the date hereof of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the offer by the Company to issue pursuant to the Registration Statement $700,731,000 in aggregate principal amount of the Company’s 3.250% Senior Notes due 2051 (the “New Notes”), in exchange for a like principal amount of the Company’s outstanding 3.250% Senior Notes due 2051 (the “Old Notes”).

The New Notes are to be issued pursuant to the Indenture dated as of September 15, 2015 (the “Base Indenture”) between the Company and U.S. Bank Trust Company, National Association (formerly U.S. Bank National Association), as trustee (the “Trustee”), as amended and supplemented by the Third Supplemental Indenture dated as of February 16, 2021 (together with the Base Indenture, the “Indenture”) between the Company and the Trustee, as trustee.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the amended and restated certificate of incorporation of the Company, as amended to the date hereof and on file with the Secretary of State of the State of Delaware, (ii) the amended and restated by-laws of the Company, as amended to the date hereof, (iii) the Registration Statement, including the documents and information incorporated by reference therein, (iv) the Indenture, (v) the form of New Notes, (vi) the Form T-1 of the Trustee filed with the Commission with respect to the transaction, (vii) such records of the corporate proceedings of the Company as we have deemed material, and (viii) such other certificates, receipts, records and documents as we have deemed necessary or appropriate for purposes of this opinion.

ATTORNEYS AT LAW	BOSTON	NEW YORK	PARIS	WASHINGTON	FOLEYHOAG.COM

Biogen Inc.

May 17, 2022

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives, and other information, of the Company and others. We have not independently verified such factual matters.

Our opinion expressed below is qualified to the extent that (i) the enforceability or validity of any provision of any agreement, instrument or document or any rights granted thereunder may be subject to or affected by any bankruptcy, insolvency, reorganization, moratorium, preference, fraudulent conveyance, fraudulent transfer or similar law relating to or affecting the rights and remedies of creditors generally which may be in effect from time to time, (ii) the remedy of specific performance or any other equitable remedy may be unavailable in any jurisdiction or may be withheld as a matter of judicial discretion, (iii) equitable principles and principles of public policy may be applied in construing or enforcing any of the provisions of any agreement, instrument or document, (iv) the enforceability, validity or binding effect of any remedial provision of any agreement, instrument or document may be limited by applicable law, including, but not limited to, the application of principles of materiality, reasonableness, good faith and fair dealing, which may limit particular rights and remedies but not so as to interfere materially with the practical realization of the benefits intended to be provided by such agreement, instrument or document, and (v) rights to indemnification and contribution may be limited by federal and state securities laws or public policy.

In rendering the opinions set forth below, we have assumed that (i) the Trustee has at all relevant times been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Trustee had and has the requisite organizational and legal power and authority to execute and deliver and to perform its obligations under the Indenture, (iii) the Trustee has at all relevant times been duly qualified to engage in the activities contemplated by the Indenture, (iv) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with its terms, and (v) the Trustee has at all relevant times been in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations.

We are opining herein only as to the federal laws of the United States, the internal laws of the State of New York and the Delaware General Corporation Law, and we express no opinion with respect to the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state.

On the basis of, and subject to, the foregoing, we are of the opinion that, when (a) the Registration Statement has become effective, (b) the Indenture has been duly qualified under the Trust Indenture Act of 1940, as amended, and (c) the New Notes have been duly executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in exchange for the Old Notes in the manner described in the Registration Statement, the New Notes will constitute binding obligations of the Company.

Biogen Inc.

May 17, 2022

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

This opinion letter shall be interpreted in accordance with the Core Opinion Principles jointly issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation as published in 74 Business Lawyer 815 (2019).

We consent to your filing this opinion as an exhibit to the Registration Statement and to the references to our firm in the prospectus constituting part of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, FOLEY HOAG LLP

By:	/s/ John D. Hancock
A partner